A special meeting of the fund's shareholders was held on July 15, 2009. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	2,788,043,164.54	94.768
Withheld	153,920,307.77	5.232
TOTAL	2,941,963,472.31	100.000
Albert R. Gamper, Jr.
Affirmative	2,790,500,747.28	94.852
Withheld	151,462,725.03	5.148
TOTAL	2,941,963,472.31	100.000
Abigail P. Johnson
Affirmative	2,779,034,879.71	94.462
Withheld	162,928,592.60	5.538
TOTAL	2,941,963,472.31	100.000
Arthur E. Johnson
Affirmative	2,785,063,048.69	94.667
Withheld	156,900,423.62	5.333
TOTAL	2,941,963,472.31	100.000
Michael E. Kenneally
Affirmative	2,788,276,098.94	94.776
Withheld	153,687,373.37	5.224
TOTAL	2,941,963,472.31	100.000
James H. Keyes
Affirmative	2,791,083,278.78	94.871
Withheld	150,880,193.53	5.129
TOTAL	2,941,963,472.31	100.000
Marie L. Knowles
Affirmative	2,787,624,959.03	94.754
Withheld	154,338,513.28	5.246
TOTAL	2,941,963,472.31	100.000
Kenneth L. Wolfe
Affirmative	2,784,214,157.42	94.638
Withheld	157,749,314.89	5.362
TOTAL	2,941,963,472.31	100.000
A Denotes trust-wide proposal and voting results.